Exhibit 19.1

WIDEOPENWEST, INC.

STATEMENT OF POLICY TO DIRECTORS, OFFICERS
AND KEY EMPLOYEES CONCERNING
SECURITIES TRADING AND DISCLOSURE OF
CONFIDENTIAL INFORMATION

Effective: February 6, 2024

This policy statement (this “Policy Statement”) has been adopted by the Board of Directors (the “Board”) of WideOpenWest, Inc., a Delaware corporation (the “Company”). In adopting this Policy Statement, the Board is mindful that the Company has responsibilities to several constituencies and has various objectives and that the manner in which the Company’s senior personnel trade in the Company’s securities can affect those responsibilities and objectives. Consequently, while all Company personnel are required to comply with applicable law, this Policy Statement is broader than mere compliance with applicable securities laws and may prohibit conduct that is permitted by applicable law. Compliance with this Policy Statement is required of all “senior personnel” of the Company. The term “senior personnel” means:

A.	all directors and executive officers of the Company;
B.	all directors and officers of the subsidiaries of the Company designated by the Company;
C.	all non-executive officers and other key employees whom the Company may designate; and
D.	all members of the immediate family and household of the foregoing.

This Policy Statement should not be interpreted to modify any agreements the Company and the senior personnel may have entered into regarding the disclosure of confidential information.

1. Prohibition Against Trading and Tipping While Aware of Material, Non-Public Information.

It is a violation of Company policy for any person to buy or sell securities of the Company if he or she is aware of material, non-public information concerning the Company. It also violates Company policy for any senior personnel in possession of material, non-public information to recommend that another person buy or sell the Company’s securities. Information is material if it could reasonably affect a reasonable person’s investment decision whether to buy, sell or hold the stock. Although it is not possible to list all types of information that might be deemed material under particular circumstances, information concerning the following subjects is often found material: (i) internal forecasts or budgets or unusual gains or losses in major operations; (ii) significant acquisitions or dispositions (including mergers, tender offers and asset purchase or sale transactions), recapitalizations, strategic alliances, or licensing arrangements; (iii) major product changes or introductions; (iv) special dividends or changes in dividend policy; (v) changes in debt ratings; (vi) significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; (vii) liquidity problems; (viii) extraordinary management developments; (ix) significant financing transactions; (x) major price or marketing changes; (xi) labor negotiations; (xii) significant litigation or investigations by governmental bodies; (xiii) significant changes in prospects; (xiv) extraordinary borrowings; (xv) major changes in accounting methods or policies; (xvi) cybersecurity risks and incidents (including vulnerabilities and breaches); and (xvii) offerings of Company securities. Information about a company generally is not material if its public dissemination would not have any impact on the price of the Company’s publicly traded securities. It should be noted that either positive or adverse information may be material.

It should also be noted that materiality may depend on the type of securities involved in the analysis. Materiality can frequently be uncertain and, since your actions will be judged with hindsight, caution should be exercised. If you have any questions in this area, you should contact Roger Seiken, the Company’s General Counsel, at (720) 479-3500.

Information is non-public if it has not been disclosed to the public and, even after disclosure has been made, until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness (e.g., Securities and Exchange Commission (“SEC”) filings, press releases or publicly accessible conference calls). It also violates Company policy for any senior personnel to use any non-public information about the Company for personal benefit. These prohibitions against trading while in possession of material, non-public information (or using such information for personal benefit) also apply to material, non-public information about any other company that has been obtained in the course of a person’s work for the Company.

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material, non-public information when your employment or service relationship terminates, you may not trade in Company securities until that information becomes public or is no longer material.

2. Restrictions on Selective Disclosure of Material, Non-Public Information.

It is a violation of Company policy to disclose in any manner any material, non-public information to any person except as follows: (i) disclosure to a person who has signed an appropriate agreement to hold such information in confidence; (ii) disclosure to other senior personnel of the Company or other personnel, in each case who need the information to carry out their services to the Company and who agree to hold the information in confidence; (iii) disclosure to the Company’s lawyers, accountants or advisors if the information disclosed is related to a matter on which they are involved; or (iv) as approved by the Chief Executive Officer or General Counsel of the Company. All communications with investors, investor representatives, securities analysts and securities professionals shall be made solely by the Company’s Chief Executive Officer, Chief Financial Officer, Vice President of Investor Relations, or a person specifically designated by him or her. All requests for information about the Company from stockholders, the financial press, investment analysts and others in the media or financial communities, whether or not involving confidential or non-public information, should be directed to John Rego, the Company’s Chief Financial Officer, Andrew Posen, the Company’s Vice President of Investor Relations, or Roger Seiken, the Company’s General Counsel, each of whom may be reached at (720) 479-3500, or a person designated by such individuals from time to time. If any senior personnel should inadvertently selectively disclose any material, non-public information to any person not covered by the exceptions above, Company policy requires that such inadvertent disclosure be reported as soon as possible to both the Chief Executive Officer and General Counsel of the Company. Such inadvertent disclosure may arise because of a mistaken belief about the materiality or non-public nature of the disclosed information, the identity of the recipient of such disclosure, the applicability of a confidentiality agreement or numerous other reasons. Applicable law (Regulation FD, in particular) generally requires that the Company publicly and promptly disclose the information that had been inadvertently disclosed.

3. Window Periods and Pre-Clearance Procedures.

It is not permissible for any senior personnel to engage in any transaction in the Company’s securities (including the cashless exercise of any stock option, to the extent permitted, but excluding the cash payment to the Company of the exercise price of a stock option) without first obtaining pre-clearance of the transaction from the General Counsel, or, if the transaction involves the General Counsel, from the Chief Financial Officer. The officer providing such pre-clearance is referred to herein as the “Pre-Clearance Officer.” A request for pre-clearance should be submitted to the Pre-Clearance Officer at least two business days in advance of the proposed transaction. Normally, the Pre-Clearance Officer will clear, to the extent consistent with Company policy, any transaction that complies with this Policy Statement and applicable securities law and occurs inside a period in which transactions are permitted (a “Window Period”). However, the Pre-Clearance Officer is under no obligation to approve, and may determine not to permit, any transaction submitted for preclearance, even if the transaction falls inside a “Window Period.” If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.

Quarterly Permitted Period. The “Window Period” shall mean the period beginning two full business days following the release of the Company’s quarterly or annual financial results for the immediately preceding fiscal quarter or year and ending immediately preceding the 15th calendar day before the end of the then-current fiscal quarter. The release of quarterly or annual financial results invariably has the potential to have a material effect on the market for the Company’s securities. As such, a quarterly blackout period is imposed to avoid even the appearance of insider trading.

Event-specific Blackout Period. From time to time, an event may occur that is material to the Company and is known by certain parties. So long as the event remains material and nonpublic, directors, officers, and such other persons as are designated by the Pre-Clearance Officer may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Pre-Clearance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Pre-Clearance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, nonpublic information. A person in possession of material, non-public information about the Company may not engage in any transaction involving the Company’s securities either outside or inside the Window Period. The foregoing procedures do not apply to the purchase or sale of securities in a “blind” trust, mutual fund, “wrap” account or similar arrangement, provided that there are no discussions with the trustee, money manager or other investment advisor who has discretion over the funds. Senior personnel should consider asking their advisors to refrain from trading in Company securities to prevent any future misunderstanding or embarrassment.

Employee Benefit Plan Blackout Periods. Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR prohibit executive officers and directors of a public company from directly or indirectly acquiring or disposing of any equity securities of a public company received in connection with such person’s service or employment as a director or executive officer during an individual account plan “blackout period.” “Individual account plans” include 401(k) plans, profit sharing plans, stock bonus plans and money purchase pension plans sponsored by the Company. An individual account plan “blackout period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans. This Policy Statement extends this prohibition to all senior personnel.

4. Prearranged Trading Plans.

Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense to a claim of insider trading by providing that a person will not be viewed as having traded on the basis of material non-public information if that person can demonstrate that the transaction was effected pursuant to a written plan (or contract or instruction) that complies with all of the applicable requirements of Rule 10b5-1 under the Exchange Act and was established before the person became aware of that information. A 10b5-1 trading plan is a binding, written contract between senior personnel and a broker that specifies the price, amount, and date of trades to be executed in the account in the future, or provides a formula or mechanism that the broker will follow (a “Trading Plan”). Senior personnel may only establish a Trading Plan when they are not in possession of material, nonpublic information. Therefore, senior personnel cannot enter these plans at any time when in possession of material, nonpublic information and cannot enter into these plans outside of Window Periods. A Trading Plan must not permit senior personnel to exercise any subsequent influence over how, when or whether the trades are made and must comply with all other applicable requirements of Rule 10b5-1 under the Exchange Act, including, without limitation, requirements related to (i) minimum cooling off periods (between when the plan is entered into and when trading can commence under the plan), (ii) representations of directors and officers, (iii) good-faith requirements, and (iv) prohibitions on multiple overlapping plans and single-trade plans (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)). Senior personnel should consult with their legal and tax advisors before proceeding. Senior personnel must submit a request in writing for pre-clearance of a proposed Trading Plan. The Company reserves the right to withhold pre-clearance of any Trading Plan that the Company determines is not consistent with the rules regarding such plans.

5. Beneficial Ownership Forms Required by the SEC.

Section 16 of the Exchange Act and the SEC’s rules thereunder require all of the executive officers, directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership.

A Form 3 must be filed within 10 days of becoming an executive officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

A Form 4 must be filed to report acquisitions and dispositions of Company securities, including (a) any open market sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options), (c) any transfers to or from indirect forms of ownership, such as transfers to trusts and (d) any intra-plan transfers involving Company securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two business day filing requirement in the case of prearranged trading programs and any intra-plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the officer or director is notified of the transaction. However, if the officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an officer or director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an officer or director (e.g., an open market sale within six months of a purchase).

A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an executive officer or director at any time during the fiscal year to report (i) certain small acquisitions of Company securities, (ii) certain miscellaneous transactions, such as gifts or inheritances and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the officer or director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.

Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports are the sole responsibility of the reporting person. However, the Company has established a program to assist executive officers and directors in preparing and filing these forms. The Company can only facilitate compliance by executive officers and directors to the extent they provide the Company with the information required by the program. The Company does not assume any legal responsibility in this regard.

Note that the beneficial ownership reporting requirements do not apply to all senior personnel of the Company. These requirements, as well as the “short-swing” profit disgorgement provisions, apply only to executive officers and directors of the Company. The term “officer” is specifically defined for Section 16 purposes, and includes the principal officers of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the General Counsel.

6.Prohibited Transactions.

Senior personnel and entities over which such person exercises control are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Pre-Clearance Officer:

a)	Short-term trading. Senior personnel who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

b)	Short sales. Senior personnel may not sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation;

c)	Derivative trading. Senior personnel may not purchase, sell or engage in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any derivative security received by senior personnel pursuant to a Company compensatory or benefit plan, contract or arrangement;

d)	Trading on margin or pledging. Senior personnel may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

e)	Hedging. Senior personnel may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
7.Annual Certification.

All senior personnel of the Company are required to execute and deliver an annual statement to the General Counsel of the Company, certifying that such person has complied with this Policy Statement at all times from the date hereof (or such lesser time as such person has been covered hereby).

8.Implementation.

The Board may adopt such reasonable procedures as it deems necessary or desirable in order to implement this Policy Statement.

* * * *

If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from the General Counsel of the Company before you act. Do not try to resolve uncertainties on your own.

The Company expects strict compliance with the foregoing policies by all persons subject to this Policy Statement. Any failure to observe these guidelines may result in serious legal difficulties for you, as well as the Company. Furthermore, any failure to follow the letter and spirit of this Policy Statement will be considered a matter of extreme seriousness and may serve as a basis for termination of employment or service.

Certification

I, , certify that I have read and understand the (Print Name)

WideOpenWest, Inc. Statement of Policy to Directors, Officers and Key Employees Concerning Securities Trading and Disclosure of Confidential Information.

Signed:
Date:

WIDEOPENWEST, INC.

STATEMENT OF POLICY TO
ALL COMPANY PERSONNEL CONCERNING
SECURITIES TRADING
AND DISCLOSURE OF
CONFIDENTIAL INFORMATION

It is the policy of WideOpenWest, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”), to comply with all applicable securities laws and regulations. This policy statement (this “Policy Statement”) sets forth the Company’s policy with respect to insider trading and disclosure of confidential information. This Policy Statement applies to all personnel of the Company at every level of the organization and to members of their immediate family and household.

1.Prohibition Against Insider Trading and Tipping.

It is a violation of the federal securities laws and Company policy for any person to buy or sell any of the Company’s securities if he or she is in possession of material, non-public information. Information is material if it could reasonably affect a reasonable person’s investment decision whether to buy, sell or hold the stock. It is non-public if it has not been disclosed to the public and, even after disclosure has been made, until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness.

Furthermore, it is illegal for any person in possession of material, non-public information to provide another person with such information or to recommend that he or she buy or sell any of the Company’s securities. In that case, both the “tippee” and the “tipper” may be liable. It also violates Company policy for any person to use such non-public information for personal benefit or to improperly disclose it to others outside of the Company.

These prohibitions also apply to material, non-public information about any other company that has been obtained in the course of a person’s work for the Company.

2.Prohibition Against Disclosure of Confidential Information.

No person covered by this Policy Statement may disclose any material, non-public information about the Company, except as necessary for internal Company business on a confidential basis. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by stockholders, the financial press, investment analysts or others in the media or financial communities. All requests for information about the Company from these and others, whether or not involving confidential information, should be directed to John Rego, the Company’s Chief Financial Officer, Andrew Posen, the Company’s Vice President of Investor Relations, or Roger Seiken, the Company’s General Counsel, all of whom may be reached at (720) 479-3500.

If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from Roger Seiken, the Company’s General Counsel, at (720) 479-3500. Do not try to resolve uncertainties on your own.

The Company expects strict compliance with the foregoing policies by all Company personnel at every level. Any failure to observe these guidelines may result in serious legal difficulties for you, as well as the Company. Furthermore, any failure to follow the letter and spirit of this Policy Statement will be considered a matter of extreme seriousness and may serve as a basis for termination of employment.